EXHIBIT 10.27

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (the “Agreement”) is made and entered into this 31st day of December, 2009, by and between Quality Distribution, Inc. (“QDI”), a Florida corporation with its principal place of business at 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida 33610 and Dennis R. Copeland d/b/a LDC Consulting (“Contractor”), whose address is 6250 Kipps Colony Court South, Unit 102, Gulfport, Florida 33707.

WITNESSETH:

WHEREAS, Contractor has been employed by Company as an employee; and

WHEREAS, Contractor and Company have entered into a Separation Agreement and General Release (the “Separation Agreement”) of even date herewith, pursuant to which Contractor’s employment with Company will end on April 3, 2010 (the “Separation Date”); and

WHEREAS, QDI desires to retain an independent contractor to perform certain professional services which require professional judgment and skills; and

WHEREAS, Contractor has special professional expertise in the area involved and is willing to provide the professional services desired by QDI after the Separation Date.

NOW, THEREFORE, in consideration of the valuable mutual benefits which will inure to both parties, QDI and Contractor do hereby covenant and agree as follows:

1.  SERVICES.  The professional services shall include those services described on Exhibit A attached hereto and incorporated herein, and other related services as requested from time-to-time by the Chief Executive Officer or such other senior executives as Company may from time-to-time designate (collectively, the “Services”).

2.  TERM; TERMINATION.  Contractor shall provide the Services to QDI for a period of one (1) year, beginning on April 4, 2010 and ending on April 3, 2011 (the “Term”); provided, however, that this Agreement shall be extended for two (2) successive periods of one (1) year each upon QDI’s approval, which shall not be unreasonably withheld provided that Contractor has met, or is in the process of meeting, the requirements for the Services as set forth in Exhibit A. In the event either party fails to perform its obligations under this Agreement, then the other party may terminate this Agreement upon fifteen (15) days’ prior written notice to the other; provided, however, that such notice shall specify all such failures to perform and allow the party in default no less than fifteen (15) days to correct such failures. In the event that either party materially breaches the Separation Agreement and such breach is not remedied within the period provided in the Separation Agreement, the non-breaching party may terminate this Agreement immediately upon written notice to the other party.

3.  INDEPENDENT CONTRACTOR.  Contractor recognizes and acknowledges that it will perform the Services as an independent contractor and not as an employee of QDI. Contractor shall determine the manner and means by which the Services are accomplished. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture between QDI and Contractor. Contractor is entitled only to the remuneration set forth in this Agreement and is not entitled to wages, salary, benefits, or other forms of compensation provided to employees of QDI. Other than in performance of the services set forth on Exhibit A, Contractor has no right or authority to assume or create any obligation of any kind, expressed or implied, on behalf of QDI to third parties.

4.  COMPENSATION.  As compensation for Contractor’s performance of the Services, QDI shall pay Contractor as provided in Exhibit A attached hereto. Contractor agrees that Contractor is independently responsible for the payment of all taxes, federal, state and local (including, without limitation, income tax withholding and Social Security), and shall indemnify and hold QDI harmless with respect to the same.

5.  LIABILITY.

a.  INDEMNITY.  Contractor shall indemnify and hold harmless QDI, its parents, subsidiaries, and affiliated companies (the “QDI Indemnitees”) and the QDI Indemnitees’ employees, officers, directors, shareholders, contractors, and agents with respect to any and all liability, claims, demands, payments, suits, actions, recoveries, penalties, fines costs, judgments, and settlements of every nature, degree, and kind (subject to Contractor’s reasonable approval), including, but not limited to, injury to or death of any person(s) loss of or damage to any property whatsoever, exclusive of defense costs, to the extent arising from or related to Contractor’s negligence or intentional misconduct in performing its obligations under this Agreement.

b.  WAIVER AND RELEASE OF LIABILITY FOR INJURY, DEATH OR DAMAGES.  QDI shall not be liable for any injuries, death, or damages to Contractor arising out of or related to Contractor’s performance of the Services, and Contractor hereby releases QDI from all such claims, including those caused by QDI’s negligent acts or omissions of any degree; provided, however, that this Section 5(b) shall not apply to the extent that the proximate cause of injury, death or damage to Contractor, or to Contractor’s employee, is QDI’s negligence or intentional misconduct.

6.  INSURANCE.  Contractor is not and shall not be insured for any purpose through or by QDI.

7.  PATENTS AND COPYRIGHTS.  The parties intend that QDI shall be entitled to all patent rights and all copyrights to any products, tools, devices, manuals, plans, drawings, programs (including but not limited to computer programs) and anything else subject to patent or copyright (collectively the “Intellectual Property”) invented, generated, developed, or otherwise produced by Contractor in conjunction with performing the Services. Such Intellectual Property shall be considered work made for hire under this Agreement, and Contractor shall insure that any of Contractor’s affiliates, agents, employees, or subcontractors will agree to assign to QDI any copyright or patent right for Intellectual Property created in conjunction with the Services. Contractor hereby conveys and assigns to QDI all of Contractor’s rights, titles, and interests in any copyrights or patent rights with respect to the Intellectual Property produced in conjunction with the Services, including but not limited to the sole and exclusive right to copy such Intellectual Property and to sell, license, or transfer such Intellectual Property to third parties. Upon request, Contractor will execute an exclusive right to copy such Intellectual Property and to sell, license, or transfer such Intellectual Property to third parties. Upon request, Contractor will execute any documents necessary to secure, obtain, register, or assign such copyrights or patent rights in the name of QDI, and QDI shall have such documents prepared at its expense.

8.  SUBCONTRACTING; SUCCESSORSHIP; ASSIGNMENT.  The performance of Contractor’s obligations under this Agreement is personal to Contractor; Contractor shall not subcontract the Services or any portion thereof, or assign this Agreement or any of Contractor’s obligations hereunder, without the prior written consent of QDI, which consent may be granted or withheld at QDI’s sole discretion. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. QDI shall have the right to assign this Agreement at any time without Contractor’s consent.

9.  NO EMPLOYEES.  Contractor warrants and represents that Contractor is a sole proprietorship, does not presently have any employees, and will not hire or otherwise employ any employees in the future in connection in any way with Contractor’s performance of the Services.

10.  CONFIDENTIALITY.  All information, including, but not limited to, customer lists, trade secrets, forms, processes, developments, sales and promotional systems, prices and operations, which is disclosed to Contractor or which Contractor observes or comes into contact with during the term of this Agreement or the rendition of any services to QDI, whether generated by QDI or a customer or contractor of QDI, shall be deemed “Confidential Information” and the sole and exclusive property of

QDI. Contractor shall take all reasonable measures to maintain the confidentiality of said Confidential Information. Contractor shall not use the Confidential Information for any purposes other than to perform its obligations under this Agreement and shall not disclose any Confidential Information to any third party without QDI’s prior written consent or as otherwise required by law. Contractor acknowledges that all right, title, and interest in and to Confidential Information, including the right to produce, extract, or exhibit to any third party, and any intellectual property rights, are vested exclusively in QDI. Contractor shall return any Confidential Information in its possession or control promptly upon the termination of this Agreement. Contractor expressly agrees that QDI shall be entitled to an injunction in any court of competent jurisdiction to prevent or otherwise restrain a breach of this Section. Nothing in this Section shall be construed as prohibiting QDI from pursuing any remedies available to QDI at law or in equity for such breach, including the recovery of monetary damages from Contractor. Contractor’s covenants with respect to confidentiality shall be construed as agreements independent of any other provisions of this Agreement and shall survive the termination or expiration of this Agreement.

11.  NOTICES.  All notices under this Agreement shall be in writing and effective when delivered in person, by certified or registered mail (return receipt requested), or by prepaid express delivery service to the relevant undersigned party at its address provided in the initial paragraph of this Agreement, or at such other address as such party may from time to time specify in writing.

12.  INTERPRETATION.  If the scope of this Agreement overlaps with the scope of other agreements between these parties, the documents will be construed to the fullest extent possible as being compatible rather than contradictory. Neither this Agreement nor any other agreement, document, or instrument referred to herein or executed and delivered in connection herewith shall be construed against any person as the principal drafter.

13.  ENTIRE AGREEMENT; NO WAIVER.  This Agreement, together with all exhibits and attachments, constitutes the entire agreement between the parties and may not be amended or changed except by written agreement signed by both parties. Either party’s failure to insist upon strict performance of any provision of this Agreement or exercise any right under this Agreement shall not be construed as a waiver of such provision or right, nor shall such failure excuse the other party from future performance.

14.  LEGAL REVIEW.  Contractor acknowledges and agrees that he has had reasonable time to consider the terms of this Agreement, has had an opportunity to consult with an attorney of his own choosing, and has relied fully and completely on his own judgment and the advice of his attorney in deciding whether to execute this Agreement.

15.  HEADINGS.  The headings contained in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

16.  APPLICABLE LAW; VENUE; ENFORCEMENT.  The parties understand and agree that this Agreement shall be governed by and construed under the laws of the State of Florida, without regard to the choice of law provisions thereof. The exclusive venue for any action arising from or brought to enforce this Agreement shall be Hillsborough County, Florida and the state and federal courts located therein. The substantially prevailing party in any action arising from or brought to enforce this Agreement shall be entitled to seek recovery of its costs and fees, including, without limitation, reasonable attorney’s fees.

17.  SEVERABILITY.  If any individual term or provision of this Agreement is contrary to or in conflict with any requirement of applicable law, then that term or provision shall be severed from this Agreement and the remainder of this Agreement shall be binding on the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives as of the date and year first above written.

QUALITY DISTRIBUTION, INC.		DENNIS R. COPELAND
d/b/a LDC CONSULTING

By:	/s/ Gary Enzor	By:	/s/ Dennis R. Copeland

Name: Gary Enzor		Name: Dennis R. Copeland

Title: CEO		Title: CAO

EXHIBIT A

SERVICES AND COMPENSATION

1.	SERVICES. During the Term, Contractor shall:

(a)        Transition pension and related benefit plan investment and administration responsibilities to persons designated by Company, including applicable training of such designated persons.

(b)        Transition labor relations responsibilities to persons designated by Company, including applicable training of such designated persons.

(c)        Represent Company in, and render best efforts to successfully conclude, all collective bargaining agreement negotiations, renegotiations, renewals, and terminations in a timely manner.

(d)        Represent Company in, and render best efforts to successfully conclude, negotiations concerning the terms of Company’s participation in the Central States multi-employer pension plan in a timely manner.

(e)        Provide advice and assistance to Company on issues pertaining to labor relations, employee relations, benefits, training, personnel development and administration, organizational development and administration, and strategy development.

(f)         Provide advice and assistance to Company with respect to effective expense control and efficient use of resources.

(g)        Serve as corporate representative / deponent or expert witness (as applicable) in litigation or other actions involving Company, and train persons designated by Company to perform such functions.

(h)        Provide any other related services as requested from time-to-time by the Chief Executive Officer or such other senior executives as Company may from time-to-time designate.

2.	COMPENSATION.

(a)        Fee. During the Term, Contractor shall receive an annual fee of $120,000 (the “Annual Fee”), payable in equal monthly installments of $10,000.00 on the first business day of each month beginning April 1, 2010.

(b)        Expenses. During the Term, Contractor shall be entitled to receive prompt reimbursement for all reasonable travel expenses incurred by Contractor in performing this Agreement, in accordance with the policies, practices and procedures of the Company as are in effect from time-to-time. Contractor shall be responsible for all other expenses incurred in performing the Services.